UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Tribune Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Tribune Company
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: Tribune Company
Commission File No.: 001-08572

THIS FILING CONSISTS OF A COMMUNICATION TO EMPLOYEES OF TRIBUNE COMPANY POSTED ON THE TRIBUNE EMPLOYEE INTRANET ON JUNE 14, 2007.

Employee Q&A

On April 2, Tribune announced a series of transactions which will result in the company becoming privately-held.  Following the conclusion of these transactions, the Tribune ESOP will own all of the outstanding shares of the company and Sam Zell will own a subordinated note and a warrant to purchase approximately 40% of the company’s shares.

•                The first stage of the transactions included a cash tender offer for 126 million shares at $34 per share. The tender offer closed on May 24, 2007, and was oversubscribed with approximately 218 million shares tendered.  Payment for the 126 million shares accepted for purchase by Tribune commenced the week of June 4, 2007.

•                The second stage of the transactions includes a merger expected to close in the fourth quarter of 2007, subject to satisfaction of the conditions to the merger, in which the remaining publicly-held shares will be purchased for $34 per share.

The following provides answers to some commonly asked employee questions regarding the transaction.

1.                                    What happens if the merger is not completed?

The merger is subject to approval by Tribune’s shareholders and the Federal Communications Commission (FCC), receipt of financing and a solvency opinion, and other conditions.  If these conditions are not met, the merger will not be completed and Tribune would remain a public company, with the ESOP and Sam Zell continuing as shareholders of the company.  Tribune still will have returned a substantial amount of capital to shareholders.  We would expect our board to consist of the same directors we have today, including Zell.

2.                                    What is the status of the FCC approval process?

The FCC approval process is underway.  Shortly after the transaction was announced, Dennis FitzSimons met with all five FCC commissioners in Washington.

On May 1, Tribune filed the FCC license transfer applications, which included requests for temporary waivers in markets where the company owns both newspapers and television stations.  A petition to deny the applications and some opposing comments were filed with the FCC on June 11.  Tribune will respond to those oppositions and the petitioners will have an opportunity to reply.  The comment period will conclude later this summer and we remain hopeful that the FCC will act on the applications prior to year end.

3.                                    How will the transaction be financed?

Tribune has entered into a credit agreement with JPMorgan Chase, Merrill Lynch, Citigroup and Bank of America to fund both the first stage tender offer and the second stage merger.  In the first stage, Tribune borrowed $7.0 billion—$1.5 billion to be repaid in 24 months and $5.5 billion to be repaid over 7 years—to complete the tender offer and refinance existing bank credit.  In the second stage, Tribune will borrow an additional $4.2 billion which will be used to buy all the remaining outstanding shares of the company, other than the shares owned by the ESOP.

4.                                    What will our total debt be after this transaction?

After both stages of the transaction are complete, Tribune’s total debt will be about $13 billion.  Before drawing on the new credit facilities to complete the tender offer, we had about $5.2 billion in debt.

5.                                    Why is Tribune eliminating its quarterly dividend?

Not paying a quarterly dividend will save the company approximately $200 million per year.  These funds will be used to pay down debt.

6.                                    I read that shareholders would receive a special dividend on each share of company stock held, is this true?

No.  A special dividend was considered under other proposed transactions, but there is no special dividend associated with the ESOP/Zell transaction.

7.                                    What happens to the McCormick Tribune Foundation shares?

The McCormick Tribune Foundation is treated like all other Tribune shareholders.  The Foundation tendered all shares of Tribune common stock that it owned in the tender offer and received $34 per share for the shares accepted for purchase by Tribune.  The remaining shares of Tribune common stock owned by the Foundation that were not accepted for purchase and that are held by the Foundation at the time of the merger will be converted to cash at $34 per share in the merger.

8.                                    What happens to a participant’s ESOP account if their business unit is sold?

If a business unit is sold, eligible employees at that unit would receive the vested portion of their ESOP shares based on their years of service at termination under the ESOP’s distribution schedule.

9.                                    What happens if Tribune receives another offer from an outside party?

Our agreements allow Tribune’s board of directors to consider unsolicited offers to determine if they are superior to the ESOP/Zell transaction until shareholder approval is obtained for the merger.

10.                            Will employee health and welfare benefits remain the same?

Current health and welfare plans are expected to stay in place for 2007.  As it does each year, the company will review the plans to determine what, if any, changes should be made for 2008.  Any changes will be communicated during open enrollment in the fall.

11.                            What can I, as an employee, do to help our business and increase cash flow?

Employees at all levels of the company should:

•                  Be open to changes in how we do our business.

•                  Think about ways to improve your department or business unit and discuss them with your manager.

•                  Listen and be responsive to the needs of customers, both internal and external, to help increase revenues.

* * * * *

Important Additional Information Regarding the Merger will be filed with the SEC:

In connection with the proposed merger between a wholly-owned subsidiary of the Tribune Employee Stock Ownership Trust and the Company, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on June 1, 2007. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT FILED WITH THE SEC ON JUNE 1, 2007 AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when available) and other documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. The preliminary proxy statement and the definitive proxy statement (when available) and other relevant documents may also be obtained free of charge on the Company’s website at www.tribune.com or by directing a request to Tribune Company, 435 North Michigan Avenue, Chicago, IL 60611, Attention: Investor Relations. You may also read and copy any reports, statements and other information filed by the Company with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

The Company and its directors and executive officers may be deemed to be “participants” in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information about the Company and its directors and executive officers and their ownership of Company Common Stock is set forth in the proxy statement for the Company’s Annual Meeting of Shareholders, which was filed with the SEC on April 6, 2007. Stockholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s stockholders generally, by reading the preliminary proxy statement filed with the SEC on June 1, 2007 and the definitive proxy statement (when available) and other relevant documents regarding the merger that are filed with the SEC.

Forward-Looking Statements:

This document may certain comments or forward-looking statements that are based largely on the company’s current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks related to the transactions being consummated; the risk that required regulatory approvals or financing might not be obtained in a timely manner, without conditions, or at all; the impact of the substantial indebtedness incurred to finance the consummation of the tender offer and the merger; the ability to satisfy all closing conditions in the definitive agreements; difficulties in retaining employees as a result of the merger agreement; risks of unforeseen material adverse changes to our business or operations; risks that the proposed transaction disrupts current plans, operations, and business growth initiatives; the risk associated with the outcome of any legal proceedings that may be instituted against Tribune and others following announcement of the merger agreement; and other factors described in Tribune’s publicly available reports filed with the Securities and Exchange Commission (“SEC”), including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect Tribune’s business or financial results. These factors, including also the ability to complete the merger, could cause actual future performance to differ materially from current expectations. Tribune Company is not responsible for updating the information contained in this document. Tribune’s next quarterly 10-Q report to be filed with the SEC may contain updates to the information included in this document.